EXHIBIT 10.2

MASTER SELF-MANAGEMENT TRANSITION AGREEMENT

This MASTER SELF-MANAGEMENT TRANSITION AGREEMENT (this “Agreement”) is entered into as of September 18, 2013 by and among CATCHMARK TIMBER TRUST, INC., formerly known as WELLS TIMBERLAND REIT, Inc., a Maryland corporation (the “Company”), CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P., formerly known as WELLS TIMBERLAND OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “OP”), WELLS REAL ESTATE FUNDS, INC., a Georgia corporation (“Wells REF”), and WELLS TIMBERLAND MANAGEMENT ORGANIZATION, LLC, a Georgia limited liability company (“Wells TIMO”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Company’s Sixth Articles of Amendment and Restatement.

W I T N E S S E T H

WHEREAS, the Company, the OP and Wells TIMO are party to that certain Amended and Restated Advisory Agreement, effective as of July 1, 2013 (the “Advisory Agreement”), pursuant to which the day-to-day business and affairs of the Company are managed by Wells TIMO; and

WHEREAS, the Company is contemplating transitioning to an internal management structure, in connection with which the parties hereto desire that they or, as applicable, their Affiliates, enter into (i) a Transition Services Agreement dated as of November 1, 2013, the termination date of the Advisory Agreement, for a term of up to eight months (the “Transition Services Agreement”), pursuant to which Wells REF and its Affiliates will provide consulting, support and transitional services to the Company at the direction of the Company’s officers and other personnel; (ii) a Preferred Stock Redemption Agreement (the “Preferred Stock Redemption Agreement”), pursuant to which the Preferred Stock (as defined in the Preferred Stock Redemption Agreement) would be redeemed upon the closing date of the Company’s underwritten public offering of shares of Class A common stock (the “IPO”); (iii) a Purchase Agreement (the “Purchase Agreement”), pursuant to which a newly formed subsidiary of the Company will purchase the Common Partnership Units (as defined in the Purchase Agreement) held by Wells TIMO; and (iv) a Sublease Agreement (the “Sublease Agreement”), pursuant to which the OP would sublet the Premises (as defined in the Sublease Agreement) from Wells REF for the term specified in the Sublease Agreement (all of the foregoing agreements, together with this Agreement, the “Self-Management Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Termination of Advisory Agreement. The parties agree that the Advisory Agreement shall terminate as of 12:01 a.m. Eastern time on November 1, 2013, subject to the survival provisions of Section 13(B)(iv) of the Advisory Agreement.

2.	Transition Services Agreement. Effective as of the termination of the Advisory Agreement, the Company, the OP and Wells TIMO shall enter into the Transition Services Agreement in the form attached hereto Exhibit A.

3.	Employee Transition. Wells REF and Wells TIMO will facilitate and support the Company’s efforts to hire up to eight employees of Wells TIMO and its Affiliates who have been identified by the Company and who, as of the date hereof, perform substantial services for the Company pursuant to the Advisory Agreement (the “Targeted Personnel”), with the Company thereupon assuming all obligations and liabilities arising on or after the Hire Date (as defined below) as a result of such employment. If the Company’s employment of any Targeted Personnel would be prohibited or adversely impacted by any restrictive provision in any agreement benefiting Wells REF, Wells TIMO or any of their respective Affiliates, then Wells REF and Wells TIMO, on behalf of itself or any such Affiliates, hereby release such Targeted Personnel from such restrictive provisions to the extent they are acting on behalf of the Company; provided, however, that this release of restrictive provisions is not intended to accelerate the vesting of any employee compensation awards that would not otherwise vest in accordance with the terms of such award, to affect the confidentiality obligations of any of the Targeted Personnel with respect to information unrelated to the Company or to affect the applicability of such restrictive provisions with respect to actions by any of the Targeted Personnel on behalf of any person or entity other than the Company.

The Company shall use its commercially reasonable efforts to hire the Targeted Personnel selected by the Company by November 1, 2013 at such compensation levels and with such benefits as the Company shall determine. The date the Targeted Personnel are actually employed is referred to herein as the “Hire Date.”

Wells REF and Wells TIMO shall retain all obligations and liabilities for the Targeted Personnel arising out of or relating to their employment by Wells TIMO or its Affiliates prior to the Hire Date. Should the Company successfully retain the Targeted Personnel as employees of the Company at any date prior to December 31, 2013, Wells REF and Wells TIMO shall pay such Targeted Personnel (i) any retention awards and (ii) any awards pursuant to Wells REF’s Long Term Incentive Compensation Plan with respect to the 2013 calendar year in the amounts previously communicated in writing to such personnel, in each case as if the Targeted Personnel had remained employed by Wells REF or Wells TIMO through December 31, 2013. Wells REF and Wells TIMO shall pay each Targeted Personnel his or her accrued but unpaid benefits as of the Hire Date, in the manner set forth in the employment policy manual of Wells REF or Wells TIMO, as applicable, or as otherwise communicated by Wells REF or Wells TIMO to such Targeted Personnel in an employment agreement or otherwise. The Company acknowledges that Wells REF and Wells TIMO are under no obligation to make bonus payments to the Targeted Personnel for the 2014 calendar year or beyond.

4.

Preferred Stock. Concurrent with the execution of this Agreement, Wells REF, the Company, Leo F. Wells, III, the President of Wells REF, and Douglas P. Williams, Vice President of Wells Capital, Inc., a wholly owned subsidiary of Wells REF, shall enter into the Preferred Stock Redemption Agreement in the form attached hereto as Exhibit B.

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The redemption of the Preferred Stock by the Company shall occur on the closing date of the IPO pursuant to the terms and conditions of the Preferred Stock Redemption Agreement.

5.	Redemption of Common Partnership Units. Upon termination of the Advisory Agreement, the Common Partnership Units held by Wells TIMO shall be purchased for a per Unit (as defined in the Third Amended and Restated Limited Partnership Agreement of Wells Timberland Operating Partnership, L.P. dated August 5, 2009 (the “Partnership Agreement”)) price of $6.56, payable in cash, by a newly formed subsidiary of the Company, pursuant to the terms and conditions of the Purchase Agreement in the form attached hereto as Exhibit C.

6.	Redemption of Special Partnership Units. Pursuant to the terms of the Partnership Agreement, upon the termination of the Advisory Agreement, the Special Partnership Units (as defined in the Partnership Agreement) held by Wells TIMO shall be automatically redeemed, and the parties hereto acknowledge and agree that the holder of the Special Partnership Units is not entitled to any consideration in connection with such redemption in accordance with Section 8.07(b) of the Partnership Agreement.

7.	Sublease. Effective as of the termination of the Advisory Agreement, the Company and Wells REF shall enter into the Sublease Agreement in the form attached hereto as Exhibit D with respect to the Premises.

8.	Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(b) Governing Law. This Agreement will be governed by the laws of the State of Georgia, without regard to the conflicts of law principles of such State. The parties hereto consent and submit to the exclusive jurisdiction of the courts (State and federal) located in the State of Georgia in connection with any controversy arising under this Agreement or its subject matter. The parties hereby waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum. The parties further agree that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth below shall be effective local service for any litigation brought in such courts.

(c) Construction. The parties have participated jointly in the drafting of this Agreement, and each party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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(d) Severability. If any provision of the Self-Management Agreements is held to be unenforceable, then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (if permitted by law) or disregarding it (if not). If an unenforceable provision is modified or disregarded in accordance herewith, the rest of the applicable agreement is to remain in effect as written, and the unenforceable provision is to remain as written in any circumstances other than those in which the provision is held to be unenforceable.

(e) Assignment. Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party, except that the Company may assign its rights to the OP.

(f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

CATCHMARK TIMBER TRUST, INC.

By:	/s/ WILLIS J. POTTS, JR.
Willis J. Potts, Jr.
Chairman of the Special Committee of the Board of Directors

CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P.

By: CATCHMARK TIMBER TRUST, INC., its General Partner

By:	/s/ BRIAN M. DAVIS
Brian M. Davis
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

WELLS TIMBERLAND MANAGEMENT ORGANIZATION, LLC

By:	WELLS REAL ESTATE FUNDS, INC., its sole managing member

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III
Chief Executive Officer

WELLS REAL ESTATE FUNDS, INC.

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III
Chief Executive Officer

Exhibit A

TRANSITION SERVICES AGREEMENT

Exhibit B

PREFERRED STOCK REDEMPTION AGREEMENT

Exhibit C

PURCHASE AGREEMENT

EXHIBIT D

SUBLEASE AGREEMENT